Exhibit 1.01

THIRD AMENDMENT TO VOTING TRUST AGREEMENT

THIS THIRD AMENDMENT (this ”Third Amendment”), dated as of August 31, 2005, by and among the National Association of Securities Dealers, Inc., a Delaware non-stock corporation (the ”NASD”), The Nasdaq Stock Market, Inc., a Delaware corporation (the ”Company”), and The Bank of New York, a New York banking corporation (“BONY”), amends and supplements the Voting Trust Agreement, dated as of June 28, 2000, as amended by the First Amendment to such agreement, made as of January 18, 2001 (the ”First Amendment”), and the Second Amendment to such agreement, made as of July 18, 2002 (the ”Second Amendment”), each by and among the NASD, the Company and BONY (the Voting Trust Agreement as so amended being referred to herein as, the ”Voting Trust Agreement”). Unless otherwise provided in this Third Amendment, capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Voting Trust Agreement.

WHEREAS, the Company previously has issued to the NASD one share of Series B Preferred Stock (the ”Series B Preferred”), which provides NASD with one vote more than a majority on matters submitted to a vote of shareholders of the Company;

WHEREAS, due to the issuance to the NASD of the Series B Preferred, the need for the NASD, prior to Exchange Registration, to retain voting rights over the shares of Common Stock subject to the Voting Trust Agreement has been eliminated;

WHEREAS, the Company intends to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, one or more registration statements to facilitate the resale by exercising Warrant Holders of Purchased Shares (each, a “Registration Statement”);

WHEREAS, NASD and the Company desire prior to Exchange Registration to provide holders of Voting Trust Certificates the opportunity, upon effectiveness of an applicable Registration Statement, to exchange such Voting Trust Certificates for certificates representing the appropriate number of Purchased Shares and enable holders of Warrants to receive upon exercise of such Warrants certificates representing the Shares underlying the Warrants so exercised instead of Voting Trust Certificates; and

WHEREAS, the Company, the NASD and BONY desire to amend the Voting Trust Agreement to reflect such changes in the Voting Trust Agreement.

NOW, THEREFORE, in consideration of the promises, covenants and the mutual obligations hereinafter set forth, the parties hereby agree as follows:

1. Exchange of Outstanding Voting Trust Certificates. (a) Section 3 of the Voting Trust Agreement is hereby amended and supplemented by replacing in its entirety the first sentence thereof with the following:

“Subject to Section 4 hereof, until the Securities and Exchange Commission grants national securities exchange status under the Securities Exchange Act of 1934, as amended, to the Company (“Exchange Registration”), the following provisions shall apply to the Shares subject to the Voting Trust.”

(b) Section 4 of the Voting Trust Agreement is hereby further amended and supplemented by replacing in its entirety the first sentence thereof with the following:

“Upon Exchange Registration and, notwithstanding (and instead of) the applicable provisions of Section 3 hereof regarding arrangements prior to Exchange Registration, upon the effectiveness of a registration statement filed by the Company with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, registering the resale by exercising Warrant Holders of Purchased Shares (each, a “Registration Statement”), the following provisions (and if prior to Exchange Registration, only Sections 4(a), 4(c) and 4(d) hereof) shall apply to the Shares subject to the Voting Trust and covered by such Registration Statement. The Company shall notify the Voting Trustee of the effectiveness of a Registration Statement promptly after it occurs.”

2. Issuance of Common Stock. Section 4(a) of the Voting Trust Agreement is hereby amended and supplemented by replacing in its entirety the first sentence thereof with the following:

“Promptly after receiving notice from the Company of Exchange Registration, or if prior to Exchange Registration, of the effectiveness of a Registration Statement, the Voting Trustee shall, with respect to Shares covered by a Registration Statement, notify each such holder of a Voting Trust Certificate of the occurrence of such event and, upon the first of such events to occur, direct such holder to surrender its Voting Trust Certificates to the Voting Trustee at its office in the Borough of Manhattan, the City of New York (the ”Voting Trustee Office”).”

3. Filing of Third Amendment in Registered Office. Promptly after the effectiveness of this Third Amendment, the Company shall file this Third Amendment in the registered office of the Company in the State of Delaware.

4. Remaining Terms. The Voting Trust Agreement, except to the extent of the amendments specifically provided above, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Third Amendment shall not, except as expressly provided herein, operate as a waiver or amendment of any right, power or remedy of any party to the Voting Trust Agreement, nor constitute a waiver or amendment of any provision of the Voting Trust Agreement.

5. Effectiveness. This Third Amendment shall become effective as of the date first above written when, and only when the NASD shall have received counterparts of this Third Amendment executed by the Company and the Voting Trustee.

6. Interpretation. In the event of any conflict between the provisions of this Third Amendment and the provisions of the Voting Trust Agreement, the provisions of this Third Amendment shall prevail. Section headings are included for convenience only and are not to be used to construe or interpret this Third Amendment.

7. Counterparts. This Third Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8. Governing Law. This Third Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by their duly authorized officers.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ David P. Warren
Name:	David P. Warren
Title:	EVP & CFO

NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC.

By:	/s/ Todd Diganci
Name:	Todd Diganci
Title:	EVP & CFO

THE BANK OF NEW YORK

By:	/s/ Odell Romeo
Name:	Odell Romeo
Title:	Assistant Treasurer

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THIRD AMENDMENT TO VOTING TRUST AGREEMENT